Exhibit 10.6

Memorandum of Understanding and Offer to Purchase

This Memorandum of Understanding and Offer to Purchase (MOU) entered into this   18th   day of   November , 2013, by and between the Garold L. Haskin Testamentary Trust, hereinafter Haskin Trust of 10 Balsom Drive., Grangeville, Id. 83530,  and Idaho Champion Resources, hereinafter ICR, of 201 N. 3rd St., Coeur d’Alene, Id. 83814.

Whereas the Haskin Trust is the current owner of certain patented lode mining claims hereinafter the McKinley Mine and described “Survey 2427 Simpson Mining District, Sections 1 and 12, T.S. 25N, R1E, Boise Meridian, Idaho County, Idaho.”

Whereas ICR desires to acquire said McKinley Mine and therefore the parties enter this MOU as a means of establishing terms of such an agreement defining rights and responsibilities between the parties.

1.

Recognition of Current Status

A)

The Haskin Trust and Darrel E and Shirley Cox, hereinafter known as Cox,  have been and are currently involved in a lease agreement entered into February 1st, 1995, to develop a mine on said property, for approximately 18 years.

B)

Access to the Mine via the original Sheep Gulch mine road has been in dispute and litigation for some time.  ICR is aware that the litigation is near conclusion.  In the event Plaintiff Cox prevails, said right-of-way will inure to the benefit of ICR.

C)

The McKinley Mine project was within and interrupted by an area-wide fire in 2012 that destroyed Cox’s mill facility.  There has been no operation since that date, however the mill was of poor design and inoperable prior to the fire and no records have been provided demonstrating that the mill ever produced gold.

D)

The mill was constructed and site work conducted without developing a mineral resource or reserves prior to commencement of mining activity.

E)

Various environmental problems were evident upon initial examination of the property and appear to have been compounded as a result of the fire.  Said environmental problems and other violations are the responsibility of Cox.

F)

ICR had an independent engineer examine the site and prepare a report of the problems along with cost of mitigation estimates, a copy of which is attached hereto and made a part hereof.

G)

Along with said environmental problems, it would appear there are several encroachments by Cox’s operation onto adjacent property not owned by the Haskin Trust,  including both surface and underground activity.

H)

In addition to said environmental problems, the potential exists for regulatory compliance problems yet to be identified.  If any exist, they would be the responsibility of Cox.  Mitigation of these problems are the responsibility of Cox.

I)

All parties recognize there are no official mineral reserves on the property, nor has there been any prior drilling conducted on the property.  Additionally, ICR has not completed enough work to adequately develop resource estimates.

J)

The parties recognize that in consideration, and to advance the property, that over $60,000  has been spent and ICR anticipates spending additional due diligence funds as required to determine the viability of moving forward with the contemplated transaction.  Should the Haskin Trust or Cox or any other party desire the information developed during the due diligence process or after, the information would be made available for payment of half the cost incurred by ICR.  All information obtained, paid for, and developed by ICR is considered the property of ICR.

2.

Proposal By ICR

A)

The parties agree that upon signing of the MOU, certain preliminary work can start to implement a definitive agreement based upon the American Law of Mining form for said agreement, standard to the industry clauses definitions and interpretation.

B)

ICR desires to conduct a preliminary drill program and other work as part of its due diligence on the property prior to entering into any formal agreement, at the expense of ICR.  Results of said drill program and/or other work would be provided to the Haskin Trust and Cox under the above mentioned terms listed in Section 1, Paragraph J.    Should the drilling process result in any environmental or mine safety issues, ICR will be responsible for correction of the issues.  Following satisfactory results from said drilling program and other due diligence, ICR contemplates entering into the formal purchase agreement.

C)

Pursuant to paragraph 35 of the lease between the Haskin Trust and Cox, and to the intent of that lease and previous negotiations between the parties,  Cox was given first right of refusal on an option to purchase the subject property.  By separate agreement between Cox and ICR, Cox has assigned his right of purchase to ICR and this agreement now authorizes Haskin Trust to negotiate with ICR.  ICR now hereby makes a good faith written offer to purchase the property subject to satisfactory due diligence and drilling.

D)

ICR would pay the Haskin Trust, as agreed previously and following satisfactory due diligence and drill program, a total of $285,000, with 10% down and the balance amortized over 15 years.  Payments will then be made quarterly for  5 years from the purchase date, at which time a balloon payment shall be due for any remaining balance with no prepayment penalty.

E)

ICR’s possession and responsibility would commence once environmental clearance was reviewed and agreed to by ICR’s environmental engineer.

F)

The parties agree that ICR shall have no more than one year from the date of this agreement  to complete their due diligence efforts and to execute a Purchase Agreement between the parties providing they receive favorable results.

Signed this   18th    day of   November, 2013,

Owner

Purchaser

  /s/  Ruby E. Sargent

 /s/ Art Glover

Garold L Haskin

ICR

    Testamentary Trust